UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2024 (June 25, 2024)

CRAWFORD & COMPANY

(Exact name of registrant as specified in its charter)

Georgia	1-10356	58-0506554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

5335 Triangle Parkway, Peachtree Corners, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:           (404) 300-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock — $1.00 Par Value	CRD-A	New York Stock Exchange, Inc.
Class B Common Stock — $1.00 Par Value	CRD-B	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2024, the Board of Directors (“Board”) of Crawford & Company (the “Company”) unanimously appointed Joel T. Murphy, age 65, as an independent director of the Company. Mr. Murphy has been the Chief Executive Officer of Murphy Capital and Advisory Group LLC, a consulting and advisory firm which promotes and guides quality growth and capital strategies for private and public companies, from August, 2022 until the present. From January 2020 until August 2022 Mr. Murphy served as President and Chief Executive Officer of Preferred Apartment Communities, Inc. (“PAC”) (NYSE:APTS) and he also served on its Board of Directors, serving as Chairman of the Board from June 2021 to June 2022. PAC was a real estate investment trust, which primarily owned and operated multi-family residential communities and grocery-anchored shopping centers. Prior to being CEO of PAC and from October 2014, Mr. Murphy was Co-Founder, President and CEO of New Market Properties, LLC, a wholly owned subsidiary of PAC, which focused on acquiring grocery-anchored shopping centers in quality sunbelt suburban markets. Mr. Murphy has served on the Board of The Orvis Company, a family-owned and operated outdoor retailer, from 2007 to the present where he serves as Chair of the Nominating and Governance Committee. Mr. Murphy is a Phi Beta Kappa graduate of the University of North Carolina at Chapel Hill, where he later served as a member on the Board of Visitors of the University and on the Board of Advisors of the College of Arts & Sciences Entrepreneurship Program. Mr. Murphy is a Law Review and Honors graduate of the University of Georgia School of Law, and he practiced commercial real estate law with the firm of King & Spalding from 1983-1988. Mr. Murphy is a past Trustee of the International Council of Shopping Centers (ICSC), a past member of YPO, a member of the Urban Land Institute (ULI) and a member of the Atlanta Rotary Club. Mr. Murphy served on the Board of Trustees for The Westminster Schools, a K-12 independent school located in Atlanta from 2001-2023 where he served as Board Chair from 2018-2022. Mr. Murphy will be a member of the Compensation Committee and the Governance Committee, effective immediately upon his appointment.

Mr. Murphy’s term will expire at the Company’s 2025 Annual Meeting of Shareholders, at which time he will stand for re-election to the Board by the Company’s shareholders. As a director, Mr. Murphy is entitled to receive standard compensation applicable to non-employee directors of the Company, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 5, 2024, under the caption “Director Compensation,” which portion of such proxy statement is incorporated herein by reference. Mr. Murphy’s annual director compensation for 2024, including an initial equity grant upon his appointment, will be pro-rated to reflect his partial term during the 2024 calendar year.

There are no arrangements or understandings between Mr. Murphy and any other persons pursuant to which he was named a director of the Company. There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Murphy or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

The Company issued a press release announcing this appointment on June 26, 2024. A copy of this press release is attached as Exhibit 99.1 hereto and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Exhibits. The following exhibit is filed with this Report:

Exhibit No.	Description

99.1	Press Release dated June 26, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY

By:	/s/ Tami E. Stevenson
	Name:	Tami E. Stevenson
	Title:	SVP, General Counsel and Corporate Secretary

Date: June 26, 2024